Exhibit 10.28

Execution Copy

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

RICHARD G. PESTELL, M.D., PH.D.,

Plaintiff/Counterclaim
Defendant, v.
Civil Action No. 1:19-cv-01563-
CYTODYN INC., et al.,	RTD

Defendants/Counterclaims
Plaintiffs.

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into this 19th day of May 2022 (the “Effective Date”) by and between Plaintiff Richard G. Pestell, M.D., PH.D (“Plaintiff” or “Dr. Pestell”) on the one hand, and Defendants CytoDyn Inc. and CytoDyn Operations Inc. (collectively, “Defendants,” the “Company” or “CytoDyn”) on the other hand (each a “Party” and collectively, the “Parties”). By this Agreement, the Parties settle the above-captioned litigation (the “Litigation”) pending in the United States District Court for the District of Delaware (the “District Court”).

BACKGROUND

A.CytoDyn Inc. is a biotechnology company focused on developing a biologic drug called Leronlimab or PRO 140.

B.Dr. Pestell is a physician and scientist specializing in oncology. In 2011, Dr. Pestell founded ProstaGene LLC (“ProstaGene”), a biotechnology start-up focused on developing gene-based prostate cancer testing technology.

C.On August 27, 2018, CytoDyn, ProstaGene, and (solely with respect to certain sections) Dr. Pestell entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which CytoDyn agreed to purchase substantially all of the assets and rights, and to assume certain obligations and liabilities, associated with ProstaGene’s business (the “ProstaGene Transaction”).

D.In connection with the ProstaGene Transaction, Dr. Pestell entered into an Employment Agreement (the “Employment Agreement”) with CytoDyn and joined CytoDyn’s Board of Directors (the “Board”).

E.Closing on the ProstaGene Transaction occurred on November 16, 2018, the Employment Agreement was effective as of that date, and Dr. Pestell became the Company’s Chief Medical Officer.

F.Pursuant to the Transaction Agreement, CytoDyn’s consideration included 27,000,000 common shares of CytoDyn Inc. stock (the “Acquisition Shares”).

G.As an inducement for CytoDyn to enter into the Transaction Agreement, Dr. Pestell agreed to subject 8,342,000 of the Acquisition Shares distributed to Dr. Pestell by ProstaGene in accordance with ProstaGene’s Amended and Restated Operating Agreement (the “8,342,000 Shares”) to a Stock Restriction Agreement (the “Stock Restriction Agreement”) dated November 16, 2018.

H.The Company terminated Dr. Pestell’s employment on July 25, 2019.

I.On August 22, 2019, Dr. Pestell commenced the Litigation, in which he asserted claims for breach of the Employment Agreement, defamation, and declaratory judgment concerning his rights to the 8,342,000 Shares (collectively, the “Claims”). In response, CytoDyn asserted counterclaims against Dr. Pestell for breach of the Employment Agreement and related agreements, as well as for a declaratory judgment in its favor concerning the 8,342,000 Shares (collectively, the “Counterclaims”).

J.In accordance with a Stipulated Order entered in the Litigation (Document 87, filed 7/29/21), the parties entered into an Escrow Agreement dated August 3, 2021 (the “Escrow Agreement”), pursuant to which Delaware Trust Company serves as “Escrow Agent” for the 8,342,000 Shares pending a determination as to who—as between Dr. Pestell and the Company— is entitled to the 8,342,000 Shares.

K.The parties have agreed to settle and resolve the Litigation and all existing and potential disputes between them, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.Disposition of the 8,342,000 Shares.

1.1Upon execution of this Agreement, the Parties will execute and deliver to the Escrow Agent a joint written instruction, in the form attached hereto as Exhibit A (the “Escrow Release”), authorizing, and directing the Escrow Agent to forthwith release and/or deliver the certificate evidencing the 8,342,000 Shares to Dr. Pestell for his sole and exclusive benefit.

1.2CytoDyn hereby fully, finally, and forever waives, releases and relinquishes any and all claims, rights, title or interests in or to the 8,342,000 Shares.

1.3CytoDyn agrees to instruct its transfer agent, and provide such documents required by the transfer agent (including opinions of counsel), in each case as is necessary for removal of all restrictive legends currently applied to the 8,342,000 Shares.

2.Transfer of Transferred Assets to Dr. Pestell.

2.1Upon execution of this Agreement, CytoDyn shall execute and deliver to Dr. Pestell the Assignment and Assumption Agreement attached as Exhibit B (the “Assignment and

Assumption Agreement”) that transfers and assigns to Dr. Pestell all of CytoDyn’s right, title and interest (if any) in and to the assets listed in the Assignment and Assumption Agreement (collectively, the “Transferred Assets”).

2.2For a period of six (6) months from the Effective Date, Dr. Pestell shall make no public statements as to his ownership, possession or intended use of the Transferred Assets.

3.Grant of Warrants to Dr. Pestell.

The Company shall grant warrants (the “Warrants”) to Dr. Pestell giving him the right to purchase 7,000,000 shares of CytoDyn common stock at an exercise price of $0.37, which is five cents ($.05) over the closing price of CytoDyn’s common stock on the Effective Date. The Warrants shall be exercisable over a period of three (3) years. The Company shall use commercially reasonable efforts to (a) prepare and file with the Securities and Exchange Commission (the “SEC”), and cause the SEC to declare effective, within ninety (90) days following the final closing of the offering described in the Company’s Form 8-K filed with the SEC on May 12, 2022, a registration statement under the Securities Act covering the resale of the stock receivable upon exercise of the Warrants and (b) keep such registration statement effective until at least two years after the Warrants are fully exercised. A copy of the Warrant grant is attached hereto as Exhibit C.

4.Press Release.

Promptly after execution of this Agreement, the Company shall issue a press release, in the form attached hereto as Exhibit D, announcing: (i) the settlement of the Litigation; (ii) that the Company regrets (a) Dr. Pestell’s prior departure from the Company and (b) the public statements made by the Company’s prior CEO about Dr. Pestell after such departure; and (iii) that Dr. Pestell and the Company are exploring ways in which Dr. Pestell can reengage with the Company to help realize Leronlimab’s potential in oncology.

5.Mutual Releases.

Dr. Pestell and CytoDyn hereby agree to dismiss all pending claims against each other with prejudice and fully, finally, forever, and irrevocably waive, discharge, and release each other from and against any and all actions, causes of action, contracts, agreements, obligations, liabilities, claims, suits, demands, and damages of every kind, nature, and description (whether contingent or matured, known or unknown, asserted or unasserted, and suspected or unsuspected, and whether arising under state statutory law, federal statutory law, state common law, federal common law or otherwise) that Dr. Pestell or CytoDyn or anyone claiming by, under or through either of them ever had, now have, or may in the future have against the other for or by reason of any matter, action, inaction, omission, statement, cause, or thing whatsoever, from the beginning of the world to the Effective Date, including but not limited to claims relating to or arising out of the Employment Agreement, the Confidential Information, Inventions And Noncompetition Agreement dated as of November 16, 2018 by and between the Company and Dr. Pestell (the “Covenants Agreement”) (including the post-employment noncompetition obligations of Dr. Pestell under Section 4 of the Covenants Agreement), the Transaction Agreement, the ProstaGene Transaction, Dr. Pestell’s prior employment with the Company, the Company’s use of the Transferred Assets, and all claims that were at any time asserted or could have been asserted in the Litigation, including those asserted in the Claims and Counterclaims (collectively, the “Released Claims”), EXCLUDING, HOWEVER FROM THE SCOPE OF THIS RELEASE, the rights and obligations of the Parties arising out of or in connection with this Agreement, the Escrow Release and/or the Assignment and Assumption Agreement, and any obligations Dr. Pestell has with respect to the maintenance of the confidentiality of CytoDyn proprietary and confidential information arising from the Covenants Agreement or otherwise, from the Effective Date forward.

6.Representations and Warranties.

Each Party hereby represents and warrants as to itself to the other Parties that: (a) the person(s) executing this Agreement, the Escrow Release and the Assignment and Assumption Agreement on behalf of such Party is duly authorized to do so and to bind such Party; (b) such Party has obtained all necessary approvals and/or consents required by applicable law and under its charter documents, and has the power and authority, to enter into, deliver and perform this Agreement, the Escrow Release and the Assignment and Assumption Agreement; (c) the execution, delivery and performance of this Agreement by such Party does not violate or conflict with such Party’s charter documents or any agreement to which such Party is a party or any law or court order binding on such Party or any of its assets; (d) upon the execution and delivery of this Agreement by all the Parties, this Agreement shall constitute the binding and enforceable obligation of such Party; and (e) such Party has not assigned any interest in the Released Claims.

7.Tax Treatment.

7.1.  The Parties shall treat the 8,342,000 Shares and the release from escrow for all tax purposes as purchase price paid by CytoDyn to ProstaGene in November 2018 pursuant to the Transaction Agreement and immediately distributed by ProstaGene to Dr. Pestell in accordance with ProstaGene’s Amended & Restated Operating Agreement. Unless such action is required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that the 8,342,000 Shares were compensation, CytoDyn shall not issue an Internal Revenue Service (“IRS”) Form W-2, 1099 or similar tax forms to report the release of 8,342,000 Shares or the sale or transfer thereof as compensation to Dr. Pestell.

7.2For all tax purposes, the Parties shall (a) treat the transfer of the Transferred Assets to be in respect of settlement of Dr. Pestell’s claims for damages arising from CytoDyn’s maintenance of the sale restrictions on the 8,342,000 Shares and (b) value the Transferred Assets at $10,000 (“Fair Market Value”). Unless such action is required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, CytoDyn shall not issue an IRS Form W-2 to Dr. Pestell in respect of the Transferred Assets, but CytoDyn may issue an IRS Form 1099 to Dr. Pestell for the Transferred Assets in the amount of Fair Market Value.

7.3The Parties shall treat the Warrants for all tax purposes as issued in settlement of Dr. Pestell’s severance and employment compensation related claims. In this regard, the Parties agree that the Warrants are not taxable at the time of issuance and will generate taxable income, if at all, upon the earlier of a sale of the Warrants or each exercise of the Warrants. Unless such action is required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, CytoDyn shall not an IRS Form W-2, 1099 or similar tax forms to Dr. Pestell in respect of the Warrants other than in connection with a sale or exercise of the Warrants.

7.4If the IRS or other tax authority (each, a “Tax Authority”) proposes to re-characterize any of the tax treatments set forth in Sections 7.1 through 7.3 (each such proposal and further correspondence from the Tax Authority in respect of such Proposal, a “Re-Characterization Proposal”), then CytoDyn shall: (a) promptly notify Dr. Pestell of such Re-Characterization Proposal and include with such notice all correspondence from the Tax Authority regarding such Re-Characterization Proposal; (b) keep Dr. Pestell reasonably informed of all material developments and events relating to such Re-Characterization Proposal (including promptly forwarding copies to Dr. Pestell of any related correspondence; (c) provide to Dr. Pestell all proposed responses to the Tax Authority related to each Re-Characterization Proposal (each, a

“Response”) as far in advance of submitting the Response as is reasonably possible and reasonably implement Dr. Pestell’s comments to each Response to the extent consistent with counsel’s advice with the goal of prevailing on such issue (unless such comments are factually incorrect or take tax positions that are not supportable at a more likely than not level of authority); and (d) upon receipt of a fee deposit and agreement that Dr. Pestell will fund the costs associated with maintaining the tax controversy, not settle or enter into a closing agreement with the Tax Authority or consent to any re-characterization of any of the tax treatments set forth in Sections 7.1 through 7.3 except with the consent of Dr. Pestell (such consent not to be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, Dr. Pestell may elect to assume and control the defense of each Re-Characterization Proposal at his own expense using counsel and tax professionals engaged directly by Dr. Pestell; provided that CytoDyn may continue to participate in (but not control) the defense of such Re-Characterization Proposal at its own expense using counsel and tax professionals of its choosing. Upon a final adverse determination, if any, which results in a re- characterization of any of the tax treatments set forth in Sections 7.1 through 7.3, Dr. Pestell will indemnify and hold CytoDyn harmless from and against any (i) taxes resulting from such re- characterization including any such taxes that the Tax Authority collects from CytoDyn but excluding the employer side of taxes payable pursuant to the Federal Insurance Contributions Act, as amended and (ii) penalties and interest resulting from such re-characterization.

8.Enforcement and Retention of Jurisdiction; Prevailing Party Counsel Fees.

In the Parties’ request for dismissal of this action, they shall request that the District Court retain jurisdiction to enforce this Agreement. If a Party claims a material breach of this Agreement, the Party claiming material breach shall provide written notice to the allegedly breaching Party of the claimed material breach and provide fourteen (14) days to cure the alleged material breach. In the event the Party claiming breach has not been satisfied that the other Party has cured the noticed breach within 14 days after providing such notice, then the Parties agree to the propriety of and waive objection to the commencement of expedited injunctive proceedings that may provide for, inter alia, specific performance (without waiving herein substantive objections or arguments to the merits of any such claim). A copy of the Stipulation of Dismissal to be executed by the Parties and filed in the Litigation is attached hereto as Exhibit E.

If litigation is commenced or prosecuted to enforce the terms of this Agreement pursuant to this section of this Agreement, the prevailing Party in any such legal action shall be entitled to reimbursement of reasonable attorneys’ fees and costs incurred in prosecuting or defending any claim(s) relating to the enforcement of this Agreement, in addition to any other relief to which it may be entitled. For the sake of clarity, other than for attorneys’ fees and expenses provided for in this Section of this Agreement pertaining to any action to enforce this Agreement, each Party agrees that it is responsible for its own fees and costs associated with the Litigation and this Agreement, including all attorneys’ fees incurred as a result, and each agrees that it will not seek from any other Party reimbursement for such attorneys’ fees or costs.

9.Miscellaneous.

9.1Background Paragraphs. Background paragraphs A. – K. above are incorporated into this Agreement by reference and are not merely recitals.

9.2Further Instruments/Assurances.  The  Partiesacknowledge  their  intent  to consummate this Agreement and the transactions contemplated herein and agree to cooperate to the extent reasonably necessary to effectuate and implement this Agreement, including, without limitation, executing any further documentation and taking such further action as may be reasonably necessary to effectuate or carry out this Agreement.

9.3	Choice of Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law rules. The Parties hereby further agree that the District Court shall have exclusive jurisdiction and venue to enforce and award damages or other relief in any dispute that may arise from or relate to this Agreement. Should the District Court fail to have jurisdiction to enforce this Agreement at the time of any such dispute, then exclusive jurisdiction and venue shall vest in the state courts of the State of Delaware.

9.4Joint Drafting. This Agreement shall be treated as jointly drafted by the Parties and shall not be construed in favor of or against any Party.

9.5Time. Time is of the essence in the performance of the Parties’ obligations hereunder.

9.6Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement and the application of such provision to persons or circumstances other than those to which it is held invalid shall remain in effect and valid.

9.7Waiver of Right to Jury Trial. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, COUNTERCLAIM, CROSS-CLAIM, THIRD-PARTY CLAIM, DISPUTE, DEMAND, SUIT OR PROCEEDING ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREE THAT ANY SUCH ACTION, CLAIM, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

9.8Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each of the Parties and their respective heirs, legatees, executors, estates, legal representatives,

successors and assigns. This Agreement provides no rights to any third party except to the extent expressly set forth herein.

9.9Entire Agreement. This Agreement is the complete and accurate expression of the terms of the settlement between the Parties and supersedes all prior or contemporaneous written or oral term sheets, statements, or other representations or negotiations. In its entry into and performance of this Agreement, neither Party is relying on any statements, representations or warranties made by the other Party that are not expressly set forth herein or in the Assignment and Assumption Agreement.

9.10No Admissions, Prevailing Party or Evidentiary Effect. Each Party denies and disclaims any wrongdoing or liability of any kind whatsoever, and/or the lack thereof, and enters into this Agreement solely for the purpose of avoiding further expense, uncertainty and inconvenience. No Party shall be deemed to be a prevailing party for any purpose. Neither this Agreement, nor the execution and acceptance of this Agreement, nor anything contained in this Agreement, shall constitute, be presumed, construed, or deemed to be, or shall be cited or used by any Party as an admission of any kind, or evidence as to the strength or merit or lack of merit of any claim of liability, fault, wrongdoing, misconduct or impropriety of any kind by any Party to this Agreement or any other person.

9.11Amendment; Waiver.  This Agreement may not be amended except by a written document duly executed and delivered by all Parties and no provision or obligation hereunder may be waived except by a written document duly executed by the Party bound by such waiver.

9.12Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original and all of which together shall constitute one and the same Agreement. Signatures obtained by facsimile or email in PDF format or other electronic transmission shall be deemed to be original signatures.

9.13Section Titles. Article, section, and subsection titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the Parties.

WHEREFORE, the Parties have executed this Agreement as of the date first set forth above.

CYTODYN INC.

By:	/s/ Antonio Migliarese

Name:	Antonio Migliarese

Title:	CFO & Interim President

CYTODYN OPERATIONS INC.

By:	/s/ Antonio Migliarese

Name:	Antonio Migliarese

Title:	CFO & Interim President

/s/ Richard G. Pestell
RICHARD G. PESTELL, M.D., PH.D